Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Can-Fite Biopharma Ltd. for the registration of up to $50,000,000 of its securities and to the incorporation by reference therein of our report dated March 31, 2014, with respect to the consolidated financial statement of Can-Fite Biopharma Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
September 30, 2014	KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global